Exhibit 3.4

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

ENERGYTEC, INC.

The following certificate of amendment to the articles of incorporation of ENERGYTEC, INC., is adopted pursuant to the provisions of Sections 78.385 and 78.390 of the Nevada Revised Statutes. I, the undersigned, as President of said Corporation, do hereby certify that:

ARTICLE 1. The Board of Directors of the Corporation duly adopted a resolution as required by Section 78.390 of the Nevada Revised Statutes, to amend the Articles of Incorporation by striking Article IV in its entirety and replacing therefore:

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ARTICLE IV

AUTHORIZED SHARES

The total number of shares of all classes of capital stock, which the Corporation shall have authority to issue is 100,000,000 shares. Stockholders shall not have any preemptive rights, nor shall stockholders have the right to cumulative voting in the election of directors or for any other purpose. The classes and the aggregate number of share of stock of each class, which the Corporation shall have authority to issue are as follows:

(a) 90,000,000 shares of common stock, $0,001 par value (“Common Stock”);

(b) 10,000,000 shares of preferred stock, $0.001 par value (“Preferred Stock”).

The Preferred Stock may be issued form time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix: the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sales of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the corporation or for any debt securities of the corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Common stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other designations, preferences, and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof pertaining to shares of such series’ permitted by law.

The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the Corporation.

The Corporation elects not to be governed by the terms and provisions of Sections 78.378 through 78.3793, inclusive, and Sections 78.411 through 78.444, inclusive, of the Nevada Revised Statutes, as the same may be amended, superseded, or replaced by any successor section, statute, or provision. No amendment to these Articles of Incorporation, directly or indirectly, by merger or consolidation or otherwise, having the effect of amending or repealing any of the provisions of this paragraph shall apply to or have any effect on any transaction involving acquisition of control by any person or any transaction with an interested stockholder occurring prior to such amendment or repeal.

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ARTICLE 2. That the foregoing Amendment to the Articles of Incorporation was submitted to the Stockholders for approval in the manner required by Section 78.390 of the Neveda Revised Statutes, and the holders of a majority of the voting power of the Corporation approved the Amendment at the annual meeting of stockholders of the Corporation held on May 15, 2003. As of the record date for the annual meeting of stockholders, there were 44,476,260 shares of the Corporation’s common stock issued and outstanding, which is the only class of the Corporation’s capital stock entitled to notice of the meeting and to vote on the Amendment. At the annual meeting 23,031,082 shares of the Corporation’s common stock voted in favor of approval of the Amendment, which is greater than a majority of the 44,476,260 issued and outstanding shares entitled to vote on the Amendment.

ARTICLE 3. The Amendment set forth in this Certificate will be effective for all purposes upon filing with the Secretary of State.

DATED this 29th day of May 2003.

ENERGYTEC, INC.

By	/s/ Frank W Cole
Frank W Cole, President

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